Exhibit 99.1
AVANIR ANNOUNCES POSITIVE PHASE III STUDY RESULTS FOR ZENVIA
* ZENVIA MET PRIMARY EFFICACY ENDPOINT IN CONFIRMATORY TRIAL *
*ZENVIA DEMONSTRATED IMPROVED SAFETY AND TOLERABILITY PROFILE*
ALISO VIEJO, Calif., August 11, 2009 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today announced that the investigational drug Zenvia™ (dextromethorphan/quinidine) met its primary efficacy endpoint in the treatment of pseudobulbar affect (PBA) in the confirmatory Phase III STAR trial. Both Zenvia 30/10 mg and 20/10 mg provided a statistically significant reduction in episode rates over the course of the study when compared to placebo (p<0.0001). In an additional analysis of the primary endpoint, at week twelve (end of study), patients in the Zenvia 30/10 mg group reported a statistically significant mean reduction of 88% from baseline in PBA episode rates (p=0.01). Also in this study, Zenvia was generally safe and well tolerated. Avanir management will conduct a conference call to discuss this announcement today at 5:00 AM PST (8:00 AM EST).
“Frequent, unpredictable and often intense emotional outbursts may take a devastating toll on patients with PBA and their loved ones. The results of the STAR trial indicate that the new low dose formulation of Zenvia can substantially reduce the number of PBA episodes that these patients experience,” said Jeffrey Cummings, MD, Augustus Rose Professor of Neurology at the David Geffen School of Medicine at UCLA and Steering Committee Chairman for the STAR trial. “With no FDA approved treatments currently available, there is a real unmet medical need for the estimated 2 million patients in the U.S. living with the burden of PBA.”
“The STAR data indicate that the new low dose Zenvia formulations offer an improved safety and tolerability profile while continuing to deliver statistically significant and clinically meaningful efficacy in the treatment of PBA,” said Keith Katkin, Avanir‘s President and CEO. “We are very encouraged by the top-line results and we believe that the STAR data should be sufficient to address the issues outlined in the FDA approvable letter. We hope to have a full presentation of the STAR trial results at a scientific meeting later this year and plan to submit our complete response to the FDA in the first half of 2010.”
EFFICACY RESULTS
The primary efficacy analysis was based on the changes from baseline in crying/laughing episode rates recorded in the patient diary. Episode counts were reported and analyzed as a rate expressed as episodes per day. The primary outcome was the additional reduction in episode rates experienced with Zenvia 30/10 mg compared to placebo. In the STAR trial, Zenvia 30/10 mg provided a 47.2% incremental reduction in episode rates compared to placebo over the course of the study (p<0.0001). In a secondary analysis of the primary endpoint, Zenvia 20/10 mg also provided a statistically significant incremental reduction of episode rates compared to placebo (p<0.0001).
An important secondary endpoint analysis was based on the change from baseline to end of study using the Center for Neurologic Studies Lability Scale (CNS-LS). The CNS-LS is a validated instrument measuring the frequency and severity of PBA. In this secondary endpoint analysis, patients receiving Zenvia 30/10 mg reported a significantly greater reduction in mean CNS-LS score compared to patients who received placebo (p=0.0002).
Additional secondary endpoints were included to help expand the Company’s understanding of the potential clinical utility of Zenvia. These additional endpoints include: 1) SF-36 Health Survey, 2) Neuropsychiatric Inventory Questionnaire (NPI-Q), 3) Beck Depression Inventory (BDI-II), and 4) Pain Rating Scale score (MS patients only). Data from these secondary efficacy endpoints, as well as additional exploratory analyses, are expected to be reported at an upcoming scientific meeting later this year.
SAFETY AND TOLERABILITY RESULTS
Overall, Zenvia was generally safe and well tolerated in this study. In the STAR trial, 90.9%, 82.2% and 86.2% of patients completed the 12-week double blind phase of the study in the Zenvia 30/10 mg, Zenvia 20/10 mg and placebo groups, respectively. The most common reason for early withdrawals was due to adverse events (AEs). Early withdrawal due to AEs occurred in 3.7%, 7.8% and 1.9% for the Zenvia 30/10 mg, Zenvia 20/10 mg and placebo groups, respectively. The proportion of patients reporting at least one AE was 83.2% in the Zenvia 30/10 mg group, 80.4% in the Zenvia 20/10 mg group and 81.1% in the placebo group. Reported AEs were generally mild to moderate in nature. The most commonly reported adverse events that appeared to be more frequent than placebo were dizziness, nausea and diarrhea. While commonly reported, falls, headache, somnolence and fatigue were no different than placebo. The most commonly reported AEs (>5% of patients) in the Zenvia treatments groups are summarized in the table below.
Most Common Adverse Events (>5% of patients)

	Zenvia 30/10 mg	Zenvia 20/10 mg	Placebo
	N = 107	N = 102	N = 106
Falls	22 (20.6)	14 (13.7)	21 (19.8)
Dizziness	20 (18.7)	11 (10.8)	6 (5.7)
Headache	15 (14.0)	15 (14.7)	16 (15.1)
Nausea	14 (13.1)	8 (7.8)	10 (9.4)
Diarrhea	11 (10.3)	14 (13.7)	7 (6.6)
Somnolence	11 (10.3)	9 (8.8)	10 (9.4)
Fatigue	9 (8.4)	11 (10.8)	9 (8.5)
Nasopharyngitis	9 (8.4)	6 (5.9)	8 (7.5)
Constipation	7 (6.5)	7 (6.9)	9 (8.5)
Muscle Spasms	7 (6.5)	8 (2.0)	10 (9.4)
The proportion of patients reporting at least one serious adverse event (SAE) was 6.5% in the Zenvia 30/10 mg group, 8.8% in the Zenvia 20/10 mg group and 10.4% in the placebo group. A total of 38 SAEs occurred in 27 patients over the course of the study. Of the 38 SAEs reported in the study, only two were deemed by the investigators to be possibly or probably treatment-related; zero in the Zenvia 30/10 mg group, two in the Zenvia 20/10 mg group and zero in the placebo group. In addition, there was a numerical difference in respiratory SAEs with five patients (4.7%) in the Zenvia 30/10 mg group, three patients (2.9%) in the Zenvia 20/10 mg group and two patients (1.9%) in the placebo group experiencing respiratory SAEs.
Overall, there were seven deaths in the study, all in patients with underlying ALS. In total, three deaths occurred in the Zenvia 30/10 mg arm, three in the 20/10 mg arm and one in the placebo arm. Of the seven deaths that were reported, five of the deaths (four in the Zenvia treatments arms and one in the placebo arm) occurred at least five days after study drug had been discontinued. There was one reported death in the Zenvia 20/10 mg group that was considered possibly treatment-related, which occurred five days after study drug had been discontinued.
During the study, there were no significant changes observed in laboratory values from baseline to end of study in any treatment group. In order to evaluate the potential for respiratory depression, nocturnal oxygen saturation was measured. There was a decrease in mean nocturnal oxygen saturation of 0.7% in the Zenvia 20/10 mg group (p=0.0472); however, no difference was observed in the higher 30/10 mg dose group relative to placebo.
CARDIOVASCULAR SAFETY
During the course of the study, no new cardiovascular safety signals were observed. There were no clinically meaningful changes in QT interval, no reported pro-arrhythmic events and no reports of any cardiovascular SAEs.
Electrophysiological Measures

	Zenvia 30/10 mg	Zenvia 20/10 mg	Placebo
Analysis of Central Tendency	N = 107	N = 102	N = 106
Mean QTc — Baseline (QTcB/QTcF)	418.3 / 407.0	416.2 / 403.8	415.9 / 404.8
Mean QTc — Day 84 (QTcB/QTcF)	420.8 / 411.6	413.2 / 404.6	416.9 / 406.0
Mean Δ in Baseline to Day 84 (QTcB/QTcF)	3.0 / 4.9	-1.9 / 1.2	1.5 / 1.1
Outlier Categorical Analysis (Visit 2 through Visit 5)*
Absolute > 450 msec (QTcB/QTcF)	6.3% / 1.9%	4.9% / 1.2%	6.1% / 2.4%
Absolute > 480 msec (QTcB/QTcF)	0.2% / 0.0%	0.0% / 0.0%	0.9% / 0.0%
Absolute > 500 msec (QTcB/QTcF)	0.0% / 0.0%	0.0% / 0.0%	0.2% / 0.0%
Δ 30 — 60 msec (QTcB/QTcF)	7.0% / 7.2%	3.9% / 2.9%	6.6% / 3.5%
Δ > 60 msec (QTcB/QTcF)	0.5% / 0.0%	0.2% / 0.0%	0.5% / 0.5%
Δ > 90 msec (QTcB/QTcF)	0.0% / 0.0%	0.0% / 0.0%	0.0% / 0.0%

*	Percent of EKGs taken over the course of the study
“Overall, the STAR data would suggest that the new low dose formulation of Zenvia provides an improved safety and tolerability profile relative to the previous formulation,” said Randall Kaye, MD, Avanir‘s Chief Medical Officer. “We look forward to receipt and analysis of the full data set from the double blind phase of the STAR trial as well as results from the open-label extension study to further evaluate the safety and efficacy of the new dose formulations.”
CONFERENCE CALL
Avanir management will hold a conference call to discuss this announcement today at 5:00 AM PST (8:00 AM EST). Domestic investors may listen to the call by dialing (877) 558-3407, passcode 24703376, five to 10 minutes before the start of the call. International investors may listen to the call by dialing (706) 679-1941, passcode 24703376. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing (800) 642-1687, confirmation code 24703376. Today’s conference call also will be webcast and can be accessed at www.avanir.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
STAR TRIAL DESIGN

The STAR (Safety, Tolerability and Efficacy Results of AVP-923 in PBA) trial is a confirmatory Phase III trial of Zenvia in patients with pseudobulbar affect (PBA). The randomized, multi-center, international STAR trial compares active treatment with Zenvia 30/10 mg BID and Zenvia 20/10 mg BID to placebo during a three- month, double-blinded phase, followed by a three-month, open-label extension study. At the conclusion of enrollment, Avanir had enrolled a total of 326 patients (197 with underlying ALS and 129 with underlying MS) who exhibited signs and symptoms of PBA across 52 sites in the U.S. and Latin America. A total of 110, 107 and 109 patients were randomized to the Zenvia 30/10 mg group, the Zenvia 20/10 mg group and the placebo group, respectively. The primary efficacy analysis is based on the changes in crying/laughing episode rates recorded in patient diaries. Secondary endpoints for this clinical trial include: 1) Center for Neurologic Study-Lability Scale (CNS-LS) score; 2) Neuropsychiatric Inventory Questionnaire (NPI-Q); 3) SF-36 Health Survey; 4) Beck Depression Inventory (BDI-II); and 5) Pain Rating Scale score (MS patients only). Safety and tolerability of Zenvia are determined by reporting adverse events, physical exam, vital signs, electrocardiogram, respiratory function tests and clinical assessment of clinical laboratory variables. The STAR trial is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA). For more information visit www.pbatrial.com.
ABOUT PBA
Pseudobulbar affect (PBA), also known as emotional lability, is a neurologic disorder that occurs secondary to neurologic disease or brain injury causing sudden and unpredictable episodes of crying, laughing, or other emotional displays. PBA is estimated to impact approximately 2 million people in the United States with underlying neurologic conditions such as multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), Parkinson’s disease, dementias including Alzheimer’s disease, stroke, and traumatic brain injury. PBA episodes may occur when disease or injury damages the area of the brain that controls normal expression of emotion. This damage can disrupt brain signaling causing a “short circuit” and triggering involuntary PBA episodes. PBA has been shown to impair the lives of patients in both social and occupational settings. There are currently no FDA approved treatments for PBA.
ABOUT ZENVIA
Zenvia™ (dextromethorphan/quinidine) is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is being developed for the treatment of pseudobulbar affect (PBA) and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company is conducting a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In addition, Avanir has conducted a Phase III study of Zenvia in DPN pain where the primary endpoints were successfully met. Subsequently the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir is now engaged in discussions with the FDA under the SPA process regarding the design of the next Phase III study in DPN pain and overall program requirements.

ABOUT Avanir
Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of central nervous system disorders. Avanir‘s lead product candidate, Zenvia, is being developed for the treatment of pseudobulbar affect (PBA) and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva® (docosanol), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
FORWARD LOOKING STATEMENTS
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that subsequent complete analysis of clinical data will be consistent with the preliminary top-line data reported herein, or that the Company will meet projected clinical or regulatory timelines. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts
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